EXHIBIT 99.1

Inuvo, Inc. Appoints Richard K. Howe as Chief Executive Officer

New York, NY – December 19, 2012 – Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet Company that develops and markets browser based consumer applications and manages networks of websites today announced that its Board of Directors has named Richard K. Howe as Chief Executive Officer effective immediately. Mr. Howe will remain as the Company’s Chairman of the Board.  Mr. Howe succeeds Peter Corrao who is departing the Company to pursue other interests.  Mr. Corrao has resigned as a director of Inuvo and has agreed to consult and advise the Company on business and strategic matters.

"I want to thank Peter for his service and dedication to Inuvo," said Mr. Howe. "His experience and leadership guided the successful integration of our companies following the merger in March."

Commenting on the transition, Mr. Corrao said, "After building the ALOT business into a leading browser based consumer application and successfully integrating the operations of Vertro and Inuvo, I am pleased to see Rich assume the role of CEO. I believe he has the right experience, skillset and vision to take Inuvo to the next level."

Mr. Howe has been a member of the Company’s Board of Directors since November 2008, and has served as Executive Chairman of the Board of Directors since March 2012.  He served as the Company’s President and Chief Executive Officer from November 2008 until March 2012. Prior to joining the Company, Mr. Howe served as Chief Marketing and M&A Officer at the Axciom Corporation (NasdaqGS: ACXM), a multi-channel marketing, technology, data and services provider, which he joined in 2004. From 2001 to 2004, he served as general manager of Global Marketing Services at Fair Isaac & Company (NYSE: FICO), a leading provider of risk management software and analytics products and services.  Between 1999 and 2001, Mr. Howe started, grew and sold private Internet search innovator, ieWild.  Mr. Howe has over his career led the acquisition, merger or divestiture of numerous companies on three continents. Mr. Howe has both undergraduate and graduate degrees in engineering having studied at Concordia and McGill University, Canada.

About Inuvo, Inc.

Inuvo, Inc. (NYSE MKT: INUV) "), is an Internet Company that develops and markets browser based consumer applications and manages networks of websites. To learn more about Inuvo, please visit www.inuvo.com.